Exhibit 10.16

This Agreement is entered into as of April 16, 2012 (the “Effective Date”) between Asbury Automotive Group, Inc. (“Asbury”) and George Villasana (“Executive”), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that Executive's employment is terminated following a Change in Control as defined in this agreement.

1.    Severance Pay Arrangement

If a Termination (as defined below) of Executive's employment occurs at any time during Executive's employment, Asbury will pay Executive 12 months of Executive's base salary as of the date of Termination as Severance Pay (as such term is defined in this agreement). The Severance Pay will be subject to required withholding and will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after Executive executes the release referenced in Section B below.

If Executive participates in a bonus compensation plan at the date of Termination, Asbury shall pay Executive a pro rata bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive's employment had not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to Asbury's other employees whose employment was not terminated in such year.

In addition, for 12 months following the date of Termination, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. The Executive agrees to notify Asbury promptly upon obtaining such other employment. At the end of 12 months, Executive, at his option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and Asbury's standard policy.

Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive's date of Termination.

2.    Definitions of Change of Control and Termination Triggering Severance Pay

Severance Pay will be paid to Executive by Asbury if a “Termination” occurs at any time in the two years following a “Change of Control” of Asbury.

A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive's employment with Asbury (1) by Asbury without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which the Executive must perform Executive's services (which shall in no event include a relocation of Executive's current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive's base compensation, or (z) a material diminution in Executive's authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive's employment by Asbury for “cause” or due to Executive's, death, disability, retirement or voluntary resignation.

    For the purposes of this Agreement, the definition of “cause” is: (a) Executive's gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive's being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive's breach of Sections 3, 4 or 5 below; or (d) Executive's willful and continued failure to perform Executive's duties on behalf of Asbury; or (e) Executive's material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

“Change of Control” means:

(A)    any Person (as defined below) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of Asbury entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of Outstanding Company Voting Securities shall not constitute a Change of Control: (x) any acquisition by Asbury or any subsidiary, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Asbury or any subsidiary; or (z) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G promulgated under the Exchange Act (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D promulgated under the Securities Exchange Act of 1934, as amended (or any successor schedule), and at the time has beneficial ownership of 35% or more of the Outstanding Company Voting Securities, then a Change of Control shall be deemed to occur at such time;

(B)    consummation of a merger, consolidation or other business combination transaction involving Asbury with any other corporation or other entity in which the voting securities of Asbury outstanding immediately prior to such merger, consolidation or other business combination transaction represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of Asbury or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or other business combination transaction, excluding any such merger, consolidation or other business combination transaction for which provision is made in the definitive agreement providing therefor that members of the Board at the time of the first public announcement of any such transaction, or any tender or exchange offer that results in any such transaction, will constitute at least a majority of the directors of the ultimate parent entity resulting from such transaction;

(C)    individuals who, as of March 13, 2012, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Asbury's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (including by reason of any agreement intended to avoid or settle any election contest or solicitation of proxies or consents) other than the Board; or

(D)    approval by the stockholders of Asbury of a complete liquidation or dissolution of Asbury.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Executive participates in any capacity other than in his capacity as an officer or employee of Asbury that results in or has the effect of a leveraged buyout of Asbury.

For the purposes of the “Change of Control” definition, the defined term “Person” shall mean a natural person, company, government, or political subdivision, agency or instrumentality of a government, except that such term shall not include (i) Asbury or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Asbury or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Asbury in substantially the same proportions as their ownership of stock of Asbury.

3.    Confidential Information and Nondisclosure Provision

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, during and after employment with Asbury, Executive shall agree not to disclose to any person (other than to an employee or director of Asbury, or to Asbury's attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Executive's employment terminates for any reason, Executive will deliver to Asbury on or before the date of Termination all documents and data of any nature pertaining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Executive under this Agreement.

4.    Non-Solicitation/Non-Hire of Employees

Executive agrees that during his employment at Asbury and for a 12-month period after the date of Termination, he will not, directly or indirectly, solicit, recruit or hire any employee of Asbury (or any person who was an employee of Asbury during the 12 month period preceding Executive's date of Termination) or encourage any such employee to terminate employment with Asbury.

5.    Covenant Not to Compete

Executive agrees that during his employment at Asbury and for a 12-month period after the date of Termination, he will not (except on behalf of or with the prior written consent of Asbury, which consent may be withheld in Asbury's sole discretion):

(a)    provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b)    provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of Asbury who owns or operates one or more automotive dealerships within the Area; and

(c)    provide services of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Executive acknowledges and agrees that Asbury conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, Asbury hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with Asbury; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with Asbury. The Company further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts, or Goodyear.

Upon Executive's Termination of employment with Asbury, Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Executive further agrees that as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by Asbury, but only to the extent necessary to list the addresses of Asbury's headquarters and any automotive dealerships that Asbury owns and/or operates as of the Termination Date.

6.    Construction/Enforcement of Post-Employment Covenants.

Executive agrees that the provisions of Sections 3, 4, and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of Asbury. However, if a judicial determination is made that any of the provisions of Sections 4, 5 or 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.    Violation of Post-Employment Covenants.

If Executive breaches any provision in Sections 3, 4, and 5, Executive understands and agrees that Asbury may stop paying any additional severance pursuant to Section 1 until such time as any dispute over Executive's alleged breaches of Sections 3, 4 and 5 have been resolved, either judicially or otherwise. Executive agrees that in the event of an alleged breach by Executive of any of provision in Sections 3, 4 or 5, Asbury shall be entitled to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement and attorneys' fees and costs incurred by Asbury in enforcing any covenants. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Executive under this Section 7.

GENERAL PROVISIONS

A.     Employment is At Will

Executive and Asbury acknowledge and agree that Executive is an “at will” employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.    Execution of Release

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive's employment or Termination, including, but not limited to, any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C. Alternative Dispute Resolution

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years' experience in employment law) in the city where Executive is located and in accordance with the rules and procedures of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys' fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. The Company will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D. Other Provisions

(a)    This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

(b)    The provisions of Sections 3, 4 and 5 shall survive the termination of this Agreement.

(c)    The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d)    Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to Asbury:        Asbury Automotive Group, Inc.
c/o The Office of the General Counsel
2905 Premier Parkway, Suite 300
Duluth, GA 30097

If to Executive: To the most recent address of Executive set forth in the	personnel records of Asbury.

(e)    This Agreement supersedes any and all agreements between Asbury and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Executive.

(f)    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(g)    All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(h)    If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Human Resources Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(i)    The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

[Remainder of Page Intentionally Left Blank]

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

BY EXECUTIVE:                 BY COMPANY:

ASBURY AUTOMOTIVE GROUP, INC.

/s/ George A. Villasana                /s/Joseph G. Parham, Jr.
George A. Villasana                    Joseph G. Parham, Jr.
VP, Chief Human Resources Officer

Date: April 29, 2012                    Date: March 29, 2012

Exhibit A
As used in the Severance Pay Agreement, “Area” means a 50-mile radius from any of the following addresses:
Corporate Headquarters
2905 Premiere Parkway NW
Duluth, GA 30097

3902 W. Wendover Avenue
Greensboro, NC 27407

3900 W. Wendover Avenue
Greensboro, NC 27407

3633 W. Wendover Avenue
Greensboro, NC 27407

3908 W. Wendover Avenue
Greensboro, NC 27407

3604 W. Wendover Avenue
Greensboro, NC 27407

3710 W. Wendover Ave.
Greensboro, NC 27407

1001 Southpoint Auto Park Blvd
Durham, NC 27713

8710 W. Broad Street
Richmond, VA 23294

12100 Midlothian Turnpike
Midlothian, VA 23113

8704 W. Broad St
Richmond, VA 23294

1295 Richmond Road
Charlottesville, VA 22911

256 Swain Street
Fayetteville, NC 28303-7297

436 N. McPherson Church Road
Fayetteville, NC 28303

7001 E Independence Blvd
Charlotte, NC 28227

2712 Laurens Road
Greenville, SC 29607

3466 US Highway 1
Princeton, NJ 08540

11003 Atlantic Blvd.
Jacksonville, FL 32225

10600 Atlantic Blvd.
Jacksonville, FL 32225

10859 Philips Highway
Jacksonville, FL 32256

10880 Philips Hwy
Jacksonville FL 32256

10564 Philips Hwy
Jacksonville, FL 32256

7245 Blanding Blvd.
Jacksonville, FL 32244

11051 South Orange Blossom Trail
Orlando, FL 32837-9255

2655 N. Volusia Ave
Orange City, FL 32763-2214

2655 N. Volusia Ave
Orange City, FL 32763-2214

1580 S. Woodland Blvd
Deland, FL 32720-7709

4500 US 1 South
Ft. Pierce, FL 34982

4429 US 1 South
Ft. Pierce, FL 34982

4450 US 1 South
Ft. Pierce, FL 34982

5400 South US Highway 1
Fort Pierce, FL 34982-7370

2925 US Highway 1 S
St Augustine, FL 32086

9210 Adamo Drive
Tampa, FL 33619

1728 W. Brandon Boulevard
Brandon, FL 33511

3800 W. Hillsborough Avenue
Tampa, FL 33614

4400 N. Dale Mabry Hwy
Tampa, FL 33614

4612 N. Dale Mabry Hwy.
Tampa, FL 33614

3800 W. Hillsborough Avenue
Tampa, FL 33614

31200 US Highway 19N
Palm Harbor, FL 34684

9207 Adamo Dr
Tampa, FL 33619

3800 W. Hillsborough Avenue
Tampa, FL 33614

4197 Jonesboro Road
Union City, GA 30291

1355 Cobb Parkway South
Marietta, GA 30060-6542

2750 Cobb Parkway SE
Smyrna, GA 30080

980 Mansell Road
Roswell, GA 30076

11507 Alpharetta HWY.
Roswell, GA 30076

11100 Alpharetta Highway
Roswell, GA 30076

11505 Alpharetta Highway
Roswell, GA 30076

1431 Cobb Parkway South
Marietta, GA 30060

1606 Church Street
Decatur, GA 30033

2020 Cobb Parkway S.
Marietta, GA 30060

1625 Church Street
Decatur, GA 30033

1609 Church Street
Decatur, GA 30033

11130 Alpharetta Highway
Roswell, GA 30076

3700 West Airport Freeway
Irving, TX 75062

4051 West Plano Parkway
Plano, TX 75093

3333 West Plano Parkway
Plano, TX 75075

13553 US Highway 183 North
Austin, TX 78750

11200 Gulf Freeway
Houston, TX 77034

11911 Gulf Freeway
Houston, TX 77034

1601 N. Dallas Parkway
Frisco, TX 75034

4400 Landers Road
North Little Rock, AR 72117-2526

6030 Landers Road
Sherwood, AR 72117-1939

4336 Landers Road
North Little Rock, AR 72117

1500 N. Shackleford Road
Little Rock, AR 72211

#1 Commercial Center Drive
Little Rock, AR 72210

5703 Landers Road
North Little Rock, AR 72117

201 Octavia Drive
Brandon, MS 39042

6080 I-55 North Frontage Road
Jackson, MS 39211

108 Gray-Daniels Blvd
Brandon, MS 39042

104 Gray-Daniels Blvd
Brandon, MS 39042

1791 W. Government Street
Brandon, MS 39042

6060 I-55 North Frontage Road
Jackson, MS 39211

755 N. New Ballas
Creve Coeur, MO 63141

11858 Olive Boulevard
Creve Coeur, MO 63141

11830 Olive Boulevard
Creve Coeur, MO 63141

777 Decker Lane
Creve Coeur, MO 63141

11910 Olive Boulevard
Creve Coeur, MO 63141

2660 Laurens Road
Greenville, NC 29607

2686 Laurens Road
Greenville, NC 29607

2668 Laurens Road
Greenville, NC 29607

951 Technology Dr.
O'Fallon, MO 63368

3630 Quacker Bridge Road
Hamilton, NJ 08619